Exhibit 99.1

FARO Reports Record Third Quarter Sales and Reiterates Strategy

          LAKE MARY, Fla., Nov. 3 /PRNewswire-FirstCall/ -- FARO Technologies, Inc. (Nasdaq: FARO) today reported record sales for the third quarter of 2005 of approximately $32.6 million and an increase of $9.2 million, or 39.3% from $23.4 million the third quarter of 2004. New order bookings for the third quarter were approximately $29.5 million, an increase of $6.5 million, or 28.3% compared with approximately $23.0 million in the year-ago quarter. The Company reported net income for the third quarter ended October 1, 2005 of approximately $2.6 million or $0.18 per diluted share, compared to approximately $3.1 million or $0.22 per diluted share in the third quarter of 2004. Third quarter 2005 results included a pre-tax cost of $1.6 million for inventory costing and consumption variances arising from the Company’s implementation of a new enterprise resource planning (“ERP”) system.

          Gross margin for the third quarter, which was negatively impacted by the previously mentioned adjustment to cost of goods sold, was 54.3% compared to 63.1% in the third quarter of 2004. Gross margin for the first nine months was 58.6%, more in line with the Company’s historical gross margin. The Company has determined that issues arising from the ERP system migration have been corrected and it has implemented additional controls.

          SG&A expenses as a percentage of sales dropped to the lowest level in eight quarters to 36.2%, compared to 38.5% in the third quarter of 2004. G&A expenses were 9.8% of sales in the third quarter compared to 13.7% in the third quarter of 2004, resulting in part from the Company’s previously announced reductions in G&A expenses.

          “As part of our long-term strategy we continue to take initiatives to position ourselves as the only unified technology and growth leader in the worldwide CAM2 market, a market which we began to define in 1998,” said Simon Raab, CEO. “This year these steps include establishing a regional headquarters and manufacturing facility in Asia, the acquisition of a key new technology, highly-focused R&D spending, expansion of our worldwide sales forces, efficiency improvements, strategically competitive pricing to gain market share and specific restructuring actions on our administrative costs to accommodate what we expect will be ongoing legal battles with a newly consolidated competition.

          “In the third quarter we have already seen the benefits from some of these initiatives, including Asia Pacific leading the way in new order growth, the successful launch of our new Targeting Laser Tracker, and a significant reduction in SG&A expenses as a percentage of sales. Other initiatives will have an impact over the next few quarters as the sales force we hired for the new Laser Scanner product ramps up, and our Singapore manufacturing plant starts shipping.”

          The following table shows the sales and new order growth by geographic region in the third quarter. All dollar figures are in millions.

		2005	2004	% increase

Americas	Sales	$13.5	$9.9	36.4%
	New Orders	$13.0	$10.8	20.4%
Europe/Africa	Sales	$10.5	$9.9	6.1%
	New Orders	$10.7	$9.3	15.1%
Asia/Pacific	Sales	$8.7	$3.5	148.6%
	New Orders	$5.8	$2.9	100.0%

          Cash used in operating activities was $7.4 million year to date primarily to fund working capital needs commensurate with higher sales, including inventory to equip the additional sales staff with demo equipment, acquisition and integration of the new laser scanner product line and to supply the new Asia service center and production facility.

          Outlook for the remainder of 2005 and 2006
          We are expecting sales in the fourth quarter of 2005 to be $33-$35 million, which would bring our fiscal 2005 sales to $124-$126 million. Based on gross margin of 56%-59% and a 15%-17% tax rate in the fourth quarter we expect earnings to be $0.19-$0.27, which would result in earnings for fiscal 2005 of $0.75-$0.83.

          “In 1998 we stated that our five-year goal was to position ourselves technologically, by sector and by geography for what would be major consolidation within five to seven years. Our strategic planning and significant investment has resulted in a product line that is complete and leads in price/performance, strong installations in all major sectors and direct representation in all the world’s major industrial markets,” Raab continued. “We believe that the recent competitive consolidation within the CAM2 market is a direct result of our successes to date.”

          “Our strategy for the next five years is to use this platform to grow the top line while fine-tuning the efficiencies and technologies to increase medium and long-term profitability. One example of this from the third quarter is the achievement of bringing Administrative expenses to less than 10% of sales despite the new Sarbanes-Oxley and litigation expenses. This shows that we are capable of leveraging our operations and enhancing our profitability for tomorrow,” Raab stated.

          “Based on the investments in new markets and sales force expansion we fully expect to be able to sustain the 25%-30% sales growth rates in 2006 with improved profitability,” Raab concluded.

          Financial Tables Follow
          This press release contains forward-looking statements (within the meaning of the Private Securities Litigation Reform Act of 1995) that are subject to risks and uncertainties, such as statements about our plans, objectives, projections, expectations, assumptions, strategies, or future events. Statements that are not historical facts or that describe the Company’s plans, objectives, projections, expectations, assumptions, strategies, or goals are forward-looking statements. In addition, words such as “may,” “believes,” “anticipates,” “expects,” “intends,” “plans,” “seeks,” “estimates,” “will,” “should,” “could,” “projects,” “forecast,” “target,” “goal,” and similar expressions or discussions of our strategy or other intentions identify forward-looking statements. Other written or oral statements, which constitute forward-looking statements, also may be made by the Company from time to time. Forward-looking statements are not guarantees of future performance and are subject to various known and unknown risks, uncertainties, and other factors that may cause actual results, performances, or achievements to differ materially from future results, performances, or achievements expressed or implied by such forward-looking statements. Consequently, undue reliance should not be placed on these forward-looking statements.

          Factors that could cause actual results to differ materially from what is expressed or forecasted in forward-looking statements include, but are not limited to:

          * The inability of our news sales people hired in the first half of 2005 to become fully trained and effective in 3-6 months such as to reduce our selling expenses as a percentage of sales in the third half of the year;

          * the inability to protect our patents and other proprietary rights in the United States and foreign countries and the assertion and ultimate outcome of infringement claims against us, including the pending suit by Cimcore-Romer against us;

          * Our inability to effectively integrate the iQvolution acquisition and achieve the expected benefits from it;

          * Our inability to keep our financial results within our target goals as a result of various potential factors, such as investments in potential acquisitions or strategic sales, product, or other initiatives;

          * The fact that the market potential for the CAM2 market and the potential adoption rate for our products are difficult to quantify and predict;

          * The effects of increased competition as a result of recent consolidation in the CAM2 market;

          * Difficulty in predicting our effective tax rate;

          * Our inability to further penetrate our customer base;

          * Development by others of new or improved products, processes or technologies that make our products obsolete or less competitive;

          * Our inability to maintain our technological advantage by developing new products and enhancing our existing products;

          * The cyclical nature of the industries of our customers and the financial condition of our customers;

          * The inability of our products to displace traditional measurement devices and attain broad market acceptance;

          * The impact of competitive products and pricing in the CAM2 market and the broad market for measurement and inspection devices;

          * Our inability to continue to grow sales in the Asia Pacific region;

          * Our inability to find less expensive alternatives to stock options to attract and retain employees;

          * Risks associated with expanding international operations, such as fluctuations in currency exchange rates, difficulties in staffing and managing foreign operations, political and economic instability, and the burdens of complying with a wide variety of foreign laws and labor practices;

          * The loss of our Chief Executive Officer, our President and Chief Operating Officer, our Executive Vice President and Treasurer, or our Chief Financial Officer or other key personnel;

          * The failure to effectively manage our growth;

          * The loss of a key supplier and the inability to find a sufficient alternative supplier in a reasonable period or on commercially reasonable terms; and

          * the other risks detailed in the Company’s Annual Report on Form 10-K and other filings from time to time with the Securities and Exchange Commission.

          About FARO:
          FARO Technologies, Inc. (Nasdaq: FARO) and its international subsidiaries design, develop, and market software and portable, computerized measurement devices. The Company’s products allow manufacturers to perform three- dimensional inspections of parts and assemblies on the shop floor. This helps eliminate manufacturing errors, and thereby increases productivity and profitability for a variety of industries in FARO’s worldwide customer base. Principal products include the FARO Gage and Gage-Plus(TM), Platinum and Titanium model Faro Arms(R), SI and X model FARO Laser Trackers(R), Laser Scanner LS and a CAM2(R) family of advanced CAD-based measurement and reporting software. FARO Technologies is ISO 9001 certified and Guide 25 approved. Learn more at http://www.faro.com .

FARO TECHNOLOGIES, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME
(UNAUDITED)

	Three Months Ended		Nine Months Ended

(in thousands, except per share data)	Oct 1, 2005	Oct 2, 2004	Oct 1, 2005	Oct 2, 2004

SALES	$32,598	$23,376	$91,109	$68,478
COST OF SALES (exclusive of depreciation and amortization, shown separately below)	14,913	8,619	37,691	25,029
Gross profit	17,685	14,757	53,418	43,449
OPERATING EXPENSES:
Selling	8,631	5,803	25,654	17,600
General and administrative	3,169	3,217	11,005	8,416
Depreciation and amortization	967	567	2,447	1,661
Research and development	1,864	1,336	4,824	3,984
Total operating expenses	14,631	10,923	43,930	31,661
INCOME FROM OPERATIONS	3,054	3,834	9,488	11,788
OTHER INCOME (EXPENSE)
Interest income	116	86	419	234
Other (expense) income, net	(191)	(164)	(330)	215
Interest expense	(4)	(1)	(83)	(6)
INCOME BEFORE INCOME TAX	2,975	3,755	9,494	12,231
INCOME TAX EXPENSE	360	690	1,498	2,215
NET INCOME	$2,615	$3,065	$7,996	$10,016
NET INCOME PER SHARE - BASIC	$0.18	$0.22	$0.56	$0.73
NET INCOME PER SHARE - DILUTED	$0.18	$0.22	$0.56	$0.72

FARO TECHNOLOGIES, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(UNAUDITED)

(in thousands, except share data)	October 1, 2005	December 31, 2004

ASSETS
Current Assets:
Cash and cash equivalents	$10,959	$16,357
Short-term investments	10,990	22,485
Accounts receivable, net	28,424	22,484
Inventories	26,069	16,378
Deferred income taxes, net	2,772	744
Prepaid expenses and other current assets	2,943	2,538
Total current assets	82,157	80,986
Property and Equipment:
Machinery and equipment	6,630	4,352
Furniture and fixtures	2,881	2,394
Leasehold improvements	1,635	910
Property and equipment at cost	11,146	7,656
Less: accumulated depreciation and amortization	(5,297)	(3,641)
Property and equipment, net	5,849	4,015
Goodwill	14,030	8,077
Intangible assets, net	6,900	3,568
Service Inventory	3,826	4,159
Deferred income taxes, net	3,286	4,273
Total Assets	$116,048	$105,078
LIABILITIES AND SHAREHOLDERS’ EQUITY
Current Liabilities:
Accounts payable	$6,355	$4,736
Accrued liabilities	6,416	7,252
Income taxes payable	995	104
Current portion of unearned service revenues	2,230	2,663
Customer deposits	306	441
Current portion of long-term debt and obligations under capital leases	104	104
Total current liabilities	16,406	15,300
Unearned service revenues - less current portion	1,557	474
Long-term debt and obligations under capital leases - less current portion	254	146
Total Liabilities	18,217	15,920
Commitments and contingencies - See Note O
Shareholders’ Equity:
Common stock - par value $.001, 50,000,000 shares authorized; 14,455,222 and 14,004,092 issued; 14,252,778 and 13,964,092 outstanding, respectively	14	14
Additional paid-in-capital	82,641	78,282
Deferred compensation	221	505
Retained earnings	17,073	9,077
Accumulated other comprehensive (loss) income	(1,967)	1,431
Common stock in treasury, at cost - 40,000 shares	(151)	(151)
Total shareholders’ equity	97,831	89,158
Total Liabilities and Shareholders’ Equity	$116,048	$105,078

FARO TECHNOLOGIES, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
(UNAUDITED)

	Nine Months Ended

(in thousands)	Oct 1, 2005	Oct 2, 2004

CASH FLOWS FROM:
OPERATING ACTIVITIES:
Net income	$7,996	$10,016
Adjustments to reconcile net income to net cash (used in) provided by operating activities:
Depreciation and amortization	2,447	1,661
Income tax benefit from exercise of stock options	407	2,237
Deferred income taxes	(1,041)	(588)
Employee stock option (income) expense	(175)	47
Change in operating assets and liabilities:
Decrease (increase) in:
Accounts receivable, net	(7,409)	(1,672)
Inventories	(10,169)	(6,865)
Prepaid expenses and other current assets	(302)	(875)
Increase (decrease) in:
Accounts payable and accrued liabilities	(772)	(215)
Income taxes payable	924	(794)
Customer deposits	(187)	(219)
Unearned service revenues	833	625
Net cash (used in) provided by operating activities	(7,448)	3,358
INVESTING ACTIVITIES:
Acquisition of iQvolution	(6,385)	—
Purchases of property and equipment	(2,936)	(1,969)
Payments for intangible assets	(174)	(584)
Purchases of short-term investments	(3,300)	(28,418)
Proceeds from short-term investments	14,795	21,370
Net cash provided by (used in) investing activities	2,000	(9,601)
FINANCING ACTIVITIES:
Payments on line of credit and capital leases	(26)	24
Proceeds from issuance of stock, net	344	1,122
Net cash provided by financing activities	318	1,146
EFFECT OF EXCHANGE RATE CHANGES ON CASH AND CASH EQUIVALENTS	(268)	(154)
DECREASE IN CASH AND CASH EQUIVALENTS	(5,398)	(5,251)
CASH AND CASH EQUIVALENTS, BEGINNING OF PERIOD	16,357	17,425
CASH AND CASH EQUIVALENTS, END OF PERIOD	$10,959	$12,174

SOURCE  FARO Technologies, Inc.
          -0-                                        11/03/2005
          /CONTACT:  Greg Fraser, EVP, FARO, +1-407-333-9911; or Vic Allgeier, The TTC Group, +1-212-227-0997, for FARO/
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          (FARO)